CLUBCORP®

Amended and Restated
Code of Business Conduct & Ethics

September 2013

1.	Introduction
ClubCorp Holdings, Inc. and its subsidiaries (collectively hereafter referred to as the “Company”, or “we”, “our” and “us”) are committed to maintaining the highest standards of business ethics. We can fulfill our mission of Building Relationships and Enriching Lives® through our collective commitment to conduct business honestly. In order to meet these commitments, we as an organization must work together to provide an environment that is equipped with people who are honest, have integrity, are service minded, courteous and respectful to others.

2.	Scope
This Amended and Restated Code of Business Conduct & Ethics policy (the “Code”), applies to all directors, officers and employees of the Company (collectively hereafter referred to as “Employee Partners”, or “you” and “yourself”). All Employee Partners are expected to conduct themselves with the highest degree of integrity, comply with all internal policies and procedures, and follow all applicable federal, state and local laws. The Code is meant to provide guidance to Employee Partners to help them recognize and deal with ethical issues and to provide mechanisms for reporting unethical or inappropriate conduct. The Code will help foster a culture of integrity and accountability, and is not intended to be a complete listing of detailed instructions covering every possible scenario. If there are any questions about the Code or the laws that might affect the Company’s business, Employee Partners are encouraged to ask their general manager, regional vice president, executive vice president or contact the Internal Audit department or the office of the General Counsel. The policies in the Code are not meant as a substitute to other policies of the Company, including without limitation policies included in the Employee Partner Handbook. Violation of the Code may result in disciplinary action, up to and including termination of employment. The Code is not intended to, and does not, create a contract of employment.

3.	Our Responsibility
All directors and officers of the Company, corporate management, and general managers (collectively hereafter referred to as “Covered Employee Partners”, or “you” and “yourself”), are responsible for reading, understanding and observing the Code and any amendments that may be made to the Code from time to time; provided that in the case of non-employee directors, compliance with this Code is subject to the provisions of ClubCorp Holdings, Inc.’s certificate of incorporation, bylaws, and any stockholders agreement with ClubCorp Holdings, Inc. Furthermore, all Covered Employee Partners who supervise other Employee Partners should advise Employee Partners under their direct supervision about the Code, how to abide by the Code and how the policies and procedures govern their respective job duties.
Covered Employee Partners will receive a copy of the Code upon employment, at which time they will be required to acknowledge their receipt of and agreement to comply with the Code as a condition of employment. The Code will be reviewed periodically thereafter.

4.	General Guidelines
Conduct all aspects of the Company’s business in an ethical and legal manner. Obey all laws and regulations of localities, states and nations where the Company does or seeks to do business.
Conduct yourself with the highest standards of honesty, integrity and fairness when dealing with Members, guests, vendors, fellow Employee Partners and the general public.
Protect the Company’s assets and resources and maintain the confidentiality of proprietary information.
Be responsible for your own actions and the conduct of the Employee Partners under your supervision. Seek assistance if you have questions about the Code or face ethical dilemmas.
Immediately report suspected illegal or unethical activity or behavior and cooperate fully in any investigation of wrong‑doing or misconduct. The Company does not tolerate retaliation against Employee Partners who report in good faith suspected violations of the Code.

5.	Reporting Illegal or Unethical Behavior
The Company recognizes that it is sometimes difficult to delineate precise standards of legal and ethical conduct. When you are faced with a difficult situation, ask yourself the following questions:
Is the action legal?
Does the action comply with the Code?
How will your action or decision affect others?
How would you feel if your action or decision was made public?
Whenever such questions regarding the legality or ethics of a situation arise, an Employee Partner should not rely solely upon his or her personal judgment, but should fully and openly discuss the matter with his or her general manager, regional vice president, executive vice president, the People Strategy department or the office of the General Counsel.
If you become aware of any violations or suspected violations of applicable laws, rules, regulations or the Code, you must promptly report them. Reports may be made openly, confidentially or anonymously, to the head of Internal Audit department, the Audit Committee (the “Audit Committee”) of the Board of Directors, the General Counsel or other members of management designated by them, with respect to (a) any questionable accounting, internal accounting controls or auditing matters; (b) non-compliance with applicable legal and regulatory requirements or the Code; or (c) retaliation against Employee Partners and other persons who make, in good faith, allegations of questionable accounting, internal accounting controls or auditing matters.

Reports, in each case, may be made through any avenue available, including:

(i)	by calling the Company’s toll-free reporting hotline at (800) 404-4776 at any time; or

(ii)	by sending an email to hotline@clubcorp.com; or

(iii)	in writing to ClubCorp Holdings, Inc., 3030 LBJ Freeway, Suite 500, Dallas, TX 75234, Attn: the Head of Internal Audit Department, the Audit Committee, or the General Counsel.
The reports should be factual rather than speculative or conclusory, and should contain as much specific information as possible to allow for proper assessment, including any corroborating information to support the commencement of an investigation, such as the names of individuals suspected of violations, the relevant facts of the violations, how the person became aware of the violations and any steps previously taken by the person, who may be harmed or affected by the violations and, to the extent possible, an estimate of the losses to the Company as a result of the violations. The confidentiality of any person reporting unethical, improper or illegal activity will be protected to the fullest extent possible under the circumstances, and reports will also be accepted anonymously. Reporting the activity will not subject the Employee Partner to discipline, except in the case of a knowingly false report. No retaliatory action of any kind will be permitted against anyone making such a report in good faith, and the Audit Committee will strictly enforce this prohibition.
The Company will not fire, demote, suspend, harass, discriminate or retaliate against any Employee Partner who lawfully provides information to, or otherwise assists or participates in, any investigation or proceeding by a U.S. regulatory or law enforcement agency.

6.	Protection and Proper Use of Company Property and Opportunities
All Employee Partners should protect the Company’s property and promote the proper use of the Company’s assets. All Company property should be used only for work‑related purposes and not for personal benefit, and any outside activity which involves the use of Company time, materials or equipment should be authorized in advance by the regional vice president, executive vice president or the Company’s Chief Financial Officer.
No Employee Partner should engage in any act of theft, fraud, embezzlement or misappropriation of Company property. No corporate funds or assets should be used for any unlawful purpose. In addition, no Employee Partner should appropriate or make available to others any Company property for a non‑Company purpose. This includes, but is not limited to, the following tangible and intangible assets: cash, inventory, equipment, supplies, displays, membership information, company brands and trademarks, ideas, inventions, strategic plans and processes to which Employee Partners have access as a result of their work responsibilities. Moreover, business opportunities that are discovered through the use of the Company’s property, information or through an Employee Partner’s position at the Company should not be used for personal gain or for the benefit of others.

The Company’s electronic resources, including computers, electronic mail, the internet server, telecommunications equipment and other business equipment are to be used by Employee Partners for conducting legitimate Company business. Incidental personal use is permissible so long as it (a) does not violate your duty of loyalty to the Company, (b) does not consume more than a nominal amount of resources, (c) does not compromise the confidentiality of Company information or otherwise violate the Code, (d) does not place Company networks and information at risk, and (e) does not unduly interfere with business activity. Employee Partners should not display, download, distribute or use of communications containing sexually explicit images, messages or cartoons, ethnic slurs, racial epithets or anything reasonably interpreted as obscene, intimidating, threatening, harassing or offensive to others.
Company confidential information should not be sent to personal email accounts or downloaded onto portable drives unless the IT department has authorized the business purpose and reasonable care is taken to secure the information, such as through encryption. The Company maintains ownership rights in all information contained in its electronic resources and reserves its right to access at any time any information contained in its electronic resources.
Q & A
Is personal information on my work computer system private?
No. While limited personal use of our equipment is allowed, the Company may monitor equipment and systems and you should have no expectation of privacy while using such systems.

7.	Conflicts of Interests
It is the responsibility of each Employee Partner to recognize and avoid any situation that might create a conflict of interest. A “conflict of interest” occurs when an Employee Partner’s private interest interferes or appears to interfere in any way with the interests of the Company. Conflicts of interest also arise when an Employee Partner or a member of his or her family, receives improper personal benefits because of the Employee Partner’s position in the Company. Any position or interest, financial or otherwise, which could materially conflict with an Employee Partner’s performance or that could affect an Employee Partner’s independence or judgment concerning transactions with the Company, its suppliers or its competitors is considered a conflict of interest. Loans to, or guarantees of obligations of, Employee Partners and their family members may also create conflicts of interest.
The Company does not intend to interfere with the right of Employee Partners to engage in outside business or other activities that do not conflict or interfere with their obligations to the Company. The following, however, would be regarded as being inconsistent with the duties of Employee Partners and contrary to Company policy without the prior authorization of the People Strategy department:

•	Working for, or being a director, officer, partner, employee, or consultant of, a present or prospective competitor or supplier.

•	Directly holding any stock or other financial interest in any present or prospective competitor or supplier. An insubstantial interest in a publicly held corporation or fund is permitted.

•	Having any personal interest, financial or otherwise, in any transaction between the Company and any third party.

•
Engaging in any outside activity which involves the use of Company time, materials or equipment without the prior authorization of the regional vice president, executive vice president or the People Strategy department.

•	Participating in any other outside activity which lessens the impartiality, judgment, effectiveness or productivity expected of our Employee Partners.
Other than as may be provided in our Amended and Restated Articles of Incorporation, Employee Partners, directors and officers are prohibited from taking for themselves opportunities that are discovered through the use of Company property, information or position without the consent of the Board of Directors of the Company. No Employee Partner, officer or director may use Company property, information or position for personal gain, and no Employee Partner may compete with the Company directly or indirectly. Employee Partners, directors and officers owe a duty to the Company to advance its legitimate interests whenever possible.
Employee Partners must report the existence or discovery of any circumstances which constitute a conflict of interest or could create a potential conflict of interest, including any financial or other business relationship, transaction, arrangement or other interest or activity with any of the Company’s suppliers, members, customers, competitors or other persons.
Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the People Strategy department, the head of Internal Audit department, the office of the General Counsel, or their designees.
Q & A
I’m a Food & Beverage Manager and I also work as a waiter at another restaurant that a friend owns. Is this a conflict of interest?
In most cases this is not a conflict of interest. However, if you were unavailable to work at the Club because your shifts with the outside employer conflicted with the needs of your position at the Club, or you where were a manager at the other restaurant, this could become a conflict.

8.	Competition, Fair Dealing and Gifts
Each Employee Partner should deal fairly with the Company’s Members, guests, vendors, competitors and fellow Employee Partners. Employee Partners should refrain from taking unfair advantage of anyone through manipulation, concealment, abuse of privileged or proprietary information, misrepresentation of material facts, or any other unfair-dealing practice. It is Company’s policy to select vendors on the basis of price, quality and past or anticipated performance. Employee Partners should not enter into ‘barter arrangements’ without the prior authorization of their Regional Controller. Employee Partners should not accept bribes, kickbacks, payoffs or other types of payments from any organization or individual seeking to do business with, doing business with or competing with the Company. Employee Partners should avoid personal, financial or other investment arrangements with a vendor whom the Company does or is likely to conduct business with in the future. Employee Partners should not make any gift, payment or loan, or grant any unreasonable favor to any Member, guest, vendor, supplier or government officer or agent on behalf of the Company for the purpose of influencing their business judgment or inducing them to compromise their duties to their respective employers or principals. Employee Partners should not solicit or accept from any such person or entity any gift, payment, loan or favor in return for the granting of, or would appear to grant, future business or other favorable act or decision. This prohibition does not extend to favors or gifts of nominal value (e.g., food baskets, appointment books, logo‑ed clothing items or other items having a retail value that doesn’t exceed $100) that are not intended to or give the appearance of influence the Employee Partner’s business judgment. Employee Partners should never give or accept, either directly or indirectly, cash, gift certificates or other cash equivalents from those we do business with or may do business with in the future without prior authorization of the general manager, regional vice president or executive vice president.
Occasional entertainment for business purposes, such as, dinners, theater performances or golf outings may be accepted if there is a business purpose and the Employee Partner obtains the prior authorization of the general manager, regional vice president or executive vice president. Vendor paid entertainment trips should not be accepted.
Additional requirements regarding the reporting and approval of receipt of gifts, meals and entertainment or travel involving vendors may be applicable to certain Employee Partners or departments. It is a good practice to check with your regional vice president or executive vice president prior to accepting any gifts.
All Employee Partners must fully comply with applicable competition and antitrust laws. Such laws prohibit agreements with a competitor to set any terms of sale (i.e., prices, discounts, credit terms) and limit the information the Company can share with competitors. Because of these risks, Employee Partners are prohibited from discussing competitive matters with any competitors, without the prior authorization of the office of the General Counsel.
Q & A
A new supplier that we have just signed a contract with has offered me tickets to a NFL game this weekend. He is looking forward to getting to know me during the game. Is it acceptable for me to attend?
Yes. Accepting tickets to sporting events or the like is acceptable, as long as a representative of the supplier also attends.

9.	Accurate Books and Records
The Company is committed to full, fair, accurate, timely and understandable disclosure in its financial reporting. We are committed to maintaining books, records and accounts that, in reasonable detail, accurately and fairly reflect the business transactions in accordance with our accounting and internal control procedures. Each Employee Partner should timely report and record all information, and complete Company documents accurately and honestly, including without limitation time cards, reimbursable business expense requests, invoices, payroll records and other business records. Employee Partners should not engage in fraudulent or misleading financial reporting of the Company’s business activities. False or misleading entries should not be made in any books or records of the Company for any reason. No fund, asset or account of the Company should be established or acquired for any purpose unless such fund, asset or account is accurately reflected in the Company’s books and records.

10.	Confidentiality
Confidential information includes all non‑public or proprietary information that might be of use to investors, analysts, and competitors or harmful to the Company if disclosed to others. Employee Partners must recognize that all information, written or otherwise, relating to the operations, activities, and business of the Company, including membership lists or data that they obtain during their employment, is confidential and proprietary and remains the exclusive property of the Company. Confidential information should not be shared or used for personal benefit or for the benefit of others.

11.	Compliance with Laws, Rules and Regulations
It is the Company’s policy to observe all laws, rules and regulations applicable to the conduct of its business, including without limitation antitrust laws, employment laws, environmental laws, food handling and alcoholic beverage service laws, intellectual property laws, securities laws, tax laws and workplace safety laws. Employee Partners should not knowingly engage in illegal activities or permit or encourage other Employee Partners to perform illegal acts on behalf of the Company. We do not expect our Employee Partners to be legal experts, but we do expect Employee Partners to seek advice from the office of the General Counsel if they are uncertain about the applicable legal requirements.

12.	Inside Information and Trading in the Company’s Shares
The Company is committed to comply with federal and state securities laws and will not tolerate insider trading. Insider trading means trading securities on the basis of material, non-public information or sharing material non-public information with another person so they can trade. “Material” information is information that a reasonable investor would likely consider important when making a decision to buy, sell, or hold securities. Information is considered “non-public” unless it has been disclosed to the public, which includes in an SEC filing, press release or on our website.
Insider trading and the sharing of material, non-public information with any other person who then trades in securities or passes the information on further (called “tipping”) is illegal. The personal consequences of insider trading or tipping can be severe and include possible imprisonment and significant fines. Employee Partners who involve themselves in insider trading or tipping may be subject to immediate termination.
It is unethical and illegal to buy or sell stock or other securities on the basis of material non-public information. It is also illegal to communicate non-public information to any other person so that they may trade. To learn more about the specific policies and procedures that you must follow when considering a trade in our stock, see the Company’s Securities Trading Policy. If you have any doubts as to the appropriateness of any transaction, seek advice from the office of the General Counsel before selling or buying the Company’s common stock or of any other company’s publicly traded stock, bonds or other securities.
Q & A
I’m working with a strategic alliance partner and have become aware of a major breakthrough in their business. Can I purchase some stock in our strategic alliance partner’s company before the information becomes public?
No. You may not purchase our strategic alliance partner’s stock because you hold material, non-public information that became known to you through your employment. If you buy stock, you will be violating securities laws.

13.	Public Communications and Disclosures
We are a public company, so we have to make sure we maintain the highest level of financial and informational integrity, and we need to make sure we give a full, fair, accurate, timely and understandable disclosure to the SEC. As part of these rules, you are required to:

•	Comply with the Code and with the Company’s financial and nonfinancial policies and procedures.

•	Provide, when requested or as needed, information that is accurate, complete, objective, relevant, timely and understandable.

•	Comply with the Company’s disclosure controls and procedures and internal controls and procedures for financial reporting.
If you prepare or review the disclosure for SEC filings, you must also ensure that it is presented in a full, fair, timely, accurate, and understandable manner.
The information we give to the SEC becomes public so you can thereafter talk about it more openly after it has been disclosed to the SEC in one of our public filings. Remember though, that if financial or other sensitive information has not been disclosed publicly, then you must treat that information as confidential and not discuss it with anyone outside the Company. If you’re not sure if something has been disclosed in our SEC reports or to the public, please don’t say anything but check first with the Vice President of Investor Relations or the office of the General Counsel.
Q & A
I got a call from a local newspaper reporter wanting some basic information. Can I discuss information about the Company with him since it’s just a local paper?
No. All questions about your Club or the Company must be first cleared by our Public Relations department. As a publicly-traded Company, it is important that we follow this policy, since even seemingly harmless disclosure can cause serious problems.

14.	Health, Safety and Environmental Laws
The health, safety and welfare of our Members, guests and Employee Partners are of paramount importance to the Company. The Company is also committed to the protection of the environment and the conservation of natural resources.

15.	Payments to Government Personnel
The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business or in order to influence such officials. Whether or not it is an accepted practice in a particular country, Employee Partners should not give, offer or promise to pay a bribe, kickback or other similar unlawful or improper payment or gift to any foreign official, department or agency, foreign political party or political party official, or candidate for foreign political office for the purpose of obtaining or retaining business, directing business to any particular person, or securing an improper advantage for the Company in violation of applicable law. Employee Partners should not use, employ or authorize vendor, third party agents or any outside person or entity for the purpose of circumventing this policy in violation of applicable law.
In addition, the U.S. federal government has a number of laws and regulations regarding business gratuities which may be accepted by governmental agencies and personnel. The promise, offer or delivery to an official, employee contractor or subcontractor of the U.S. Government of a gift, favor or other gratuity in violation of these rules would not only violate this policy but could also be a criminal offense. State and local governments may have similar rules.

16.	Discrimination, Harassment and Other Unacceptable Conduct
We expect that you will treat Members, guests, vendors and fellow Employee Partners with courtesy, dignity and respect. Physical assaults or fights, threatening comments, intimidation, inappropriate behavior with minors, discrimination or harassment of others is not acceptable behavior. Discrimination and harassment includes without limitation, actions based on a person’s race, color, age, disability, religion, national origin, gender, sex, military or veteran status and any other status protected by Federal, State or local law. Employee Partners should not engage in this type of conduct, which includes, but is not limited to, inappropriate communications or conduct towards Members, guests, vendors and fellow Employee Partners. If you believe that you or another Employee Partner has been the victim of or witnessed threatening or discriminatory or harassing behavior, immediately notify your general manager or the People Strategy department.
Q & A
A co-worker emailed an inappropriate joke to me. I find it offensive, but I don’t know if I should approach my co-worker with my concern. What should I do?
We want this to be a great place to work for all Employee Partners, and offensive behavior such as this is not acceptable. If you feel uncom-fortable speaking with your co-worker directly, contact your supervisor, the general manager or your People Strategy representative.

17.	Administration and Waivers of the Code
The Code shall be administered and monitored by the office of the General Counsel and the Internal Audit department. All Covered Employee Partners who manage other Employee Partners are responsible for reviewing the Code with their subordinates. The Company will issue a copy of the Code to all new Covered Employee Partners upon hire and to all Covered Employee Partners upon any amendment to the Code. All Covered Employee Partners will be required to sign a receipt form indicating that they have received and read the Code.
All Employee Partners are expected to follow the Code at all times and Covered Employee Partners will be required to complete periodic compliance training, surveys or questionnaires. In the event that a situation arises in which a waiver of the Code is warranted, the granting of a waiver will be determined on a case-by-case basis by the office of the General Counsel. However, waivers for directors or executive officers (including the Company’s Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller or persons performing similar functions) of the Company may only be granted by the Audit Committee, who shall have the sole authority to approve any such waiver from the Code. Any such waiver shall be promptly disclosed in accordance with applicable rules and regulations.

18.	Accountability for Violations
If the Audit Committee or its designee determines that the Code has been violated either directly, by failure to report a violation, or by withholding information related to a violation, the Employee Partner may be disciplined for noncompliance, up to and including termination. Violations of the Code may also constitute violations of law and may result in criminal penalties and civil liabilities for the offending person and the Company. Employee Partners are expected to cooperate in all internal investigations of misconduct.